                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549



                                AMENDMENT NO. 13
                                       TO
                                  SCHEDULE 13D



                   Under the Securities Exchange Act of 1934

                               The Limited, Inc.
- -------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.50 Par Value
- -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   532716-107
- -------------------------------------------------------------------------------
                                 (CUSIP Number)

                            Robert S. Schwartz, Esq.
                       Schwartz, Kelm, Warren & Ramirez
                              41 South High Street
                             Columbus, Ohio  43215
                                (614) 222-3000
- -------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                               November 22, 1994
- -------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box. / /



Check the following box if a fee is being paid with the statement / /
                        (Continued on following pages)

                                 SCHEDULE 13D


CUSIP No.  532716-107           Page    2    of   12   Pages
          ------------               -------    ------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Leslie H. Wexner                           ####-##-####
- ------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) / /
                                                            (b) /x/
- ------------------------------------------------------------------------------
3    SEC USE ONLY

- ------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                            N/A
- ------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) OR 2(e)                                / /
- ------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                       United States
- ------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
                                                         62,403,000
- ------------------------------------------------------------------------------

NUMBER OF               8    SHARED VOTING POWER
SHARES                                                    5,693,353
BENEFICIALLY           -------------------------------------------------------
OWNED BY EACH
REPORTING               9    SOLE DISPOSITIVE POWER
PERSON                                                   62,905,365
WITH                   -------------------------------------------------------

                       10    SHARED DISPOSITIVE POWER
                                                          5,693,353
- ------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         68,598,718
- ------------------------------------------------------------------------------
12   CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

- ------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                 19.2%
- ------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
                                                                   IN
- ------------------------------------------------------------------------------

                                 SCHEDULE 13D

CUSIP No.  532716-107           Page    3    of   12   Pages
         -------------               -------    ------
- ------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Bella Wexner                        ###-##-####
- ------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) / /
                                                                  (b) /x/
- ------------------------------------------------------------------------------
3    SEC USE ONLY

- ------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                  N/A
- ------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) OR 2(e)                                        / /
- ------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                             United States
- ------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
                                                              15,697,514
NUMBER OF              -------------------------------------------------------
SHARES                  8    SHARED VOTING POWER
BENEFICIALLY                                                     -0-
OWNED BY EACH          -------------------------------------------------------
REPORTING               9    SOLE DISPOSITIVE POWER
PERSON                                                        15,697,514
WITH                   -------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER
                                                                 -0-
- ------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              15,697,514
- ------------------------------------------------------------------------------
12   CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  / /

- ------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                   4.3%
- ------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
                                                                    IN
- ------------------------------------------------------------------------------

                                 SCHEDULE 13D

CUSIP No.  532716-107                       Page    4    of   12   Pages
         -------------                           -------    ------

- --------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Wexner Foundation
- --------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a)  / /
                                                        (b)  /x/
- --------------------------------------------------------------------------------
3    SEC USE ONLY

- --------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                        N/A
- --------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) OR 2(e)
                                                        / /
- --------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                        Ohio
- --------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
                                                        3,343,353
- --------------------------------------------------------------------------------

                        8    SHARED VOTING POWER
NUMBER OF                                               -0-
SHARES                  --------------------------------------------------------
BENEFICIALLY
OWNED BY EACH           9    SOLE DISPOSITIVE POWER
REPORTING                                               3,343,353
PERSON                  --------------------------------------------------------
WITH
                       10    SHARED DISPOSITIVE POWER
                                                        -0-
- --------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                        3,343,353
- --------------------------------------------------------------------------------
12   CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  / /

- --------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                        1.0%
- --------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
                                                        00
- --------------------------------------------------------------------------------

                                 SCHEDULE 13D

CUSIP No.  532716-107                           Page    5    of   12   Pages
         -------------                               -------    ------

- --------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Health and Science Interests
- --------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a)  / /
                                                        (b)  /x/
- --------------------------------------------------------------------------------
3    SEC USE ONLY

- --------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                        N/A
- --------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) OR 2(e)
                                                        / /
- --------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                        Ohio
- --------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
NUMBER OF                                               2,000,000
SHARES                  --------------------------------------------------------
BENEFICIALLY            8    SHARED VOTING POWER
OWNED BY EACH                                           -0-
REPORTING               --------------------------------------------------------
PERSON                  9    SOLE DISPOSITIVE POWER
WITH                                                    2,000,000
                        --------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER
                                                        -0-
- --------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                        2,000,000
- --------------------------------------------------------------------------------
12   CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  / /

- --------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                        0.5%
- --------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
                                                        00
- --------------------------------------------------------------------------------

                                 SCHEDULE 13D

CUSIP No.  532716-107           Page    6    of   12   Pages
          ------------               -------    ------
- ------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Health and Science Interests II

- ------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)  / /
                                                                (b)  /x/
- ------------------------------------------------------------------------------
3    SEC USE ONLY

- ------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                  N/A
- ------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) OR 2(e)                                        / /
- ------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                  Ohio
- ------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
NUMBER OF                                                       350,000
SHARES                 -------------------------------------------------------
BENEFICIALLY            8    SHARED VOTING POWER
OWNED BY EACH                                                     -0-
REPORTING              -------------------------------------------------------
PERSON                  9    SOLE DISPOSITIVE POWER
WITH                                                            350,000
                       -------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER
                                                                  -0-
- ------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                350,000
- ------------------------------------------------------------------------------
12   CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  / /

- ------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                 0.1%
- ------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
                                                                  00
- ------------------------------------------------------------------------------

                                 SCHEDULE 13D

CUSIP No.  532716-107           Page    7    of   12   Pages
         -------------               -------    ------
- ------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     International Charitable Interests II
- ------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  / /
                                                               (b)  /x/
- ------------------------------------------------------------------------------
3    SEC USE ONLY

- ------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                  N/A
- ------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) OR 2(e)                                         / /
- ------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                  Ohio
- ------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
NUMBER OF                                                          -0-
SHARES                 -------------------------------------------------------
BENEFICIALLY            8    SHARED VOTING POWER
OWNED BY EACH                                                      -0-
REPORTING              -------------------------------------------------------
PERSON                  9    SOLE DISPOSITIVE POWER
WITH                                                               -0-
                       -------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER
                                                                   -0-
- ------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   -0-
- ------------------------------------------------------------------------------
12   CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  / /

- ------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                  0.0%
- ------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
                                                                  00
- ------------------------------------------------------------------------------

                                 SCHEDULE 13D

CUSIP No.  532716-107                           Page    8    of   12   Pages
         --------------                              -------    ------

- --------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     International Charitable Interests III
- --------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a)  / /
                                                        (b)  /x/
- --------------------------------------------------------------------------------
3    SEC USE ONLY

- --------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                        N/A
- --------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) OR 2(e)
                                                        / /
- --------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                        Ohio
- --------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
NUMBER OF                                               -0-
SHARES                 --------------------------------------------------------
BENEFICIALLY            8    SHARED VOTING POWER
OWNED BY EACH                                           -0-
REPORTING              --------------------------------------------------------
PERSON                  9    SOLE DISPOSITIVE POWER
WITH                                                    -0-
                       --------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER
                                                        -0-
- --------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                        -0-
- --------------------------------------------------------------------------------
12   CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  / /

- --------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                        0.0%
- --------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
                                                        00
- --------------------------------------------------------------------------------

    ITEM 2. IDENTITY AND BACKGROUND. This Amendment No. 13, dated November 22, 1994, to the Schedule 13D dated June 25, 1985 previously filed by Leslie H. Wexner, Bella Wexner, and The Wexner Foundation is being filed pursuant to Rule 13d-2 of the Securities Exchange Act of 1934, as amended. The items for which changes are specified are hereby amended as indicated below. See Notes 1 and 2 to Item 5.

    ITEM 3.    SOURCE AND AMOUNT OF FUNDS OR Other CONSIDERATIONS.  Not
               Applicable.

    ITEM 4.    PURPOSE OF TRANSACTION.   The persons named herein may sell
               securities from time to time in the open market.

    ITEM 5.    INTEREST IN SECURITIES OF THE ISSUER.

               (A)   The number of shares beneficially owned and the corresponding percentages of all outstanding Shares as of
               November 22, 1994 are as follows:
                        1.   Leslie H. Wexner                                   68,598,718 (1)(2)(3)    19.2%

                        2.   Bella Wexner                                       15,697,514               4.3%

                        3.   The Wexner Foundation                               3,343,353               1.0%

                        4.   Health and Science Interests                        2,000,000               0.5%

                        5.   Health and Science Interests II                       350,000               0.1%

                        6.   International Charitable Interests II                 -0-                   0.0%

                        7.   International Charitable Interests III                -0-                   0.0%

          (B)  Stockholdings of Company Common Stock as of November 22, 1994:
                                                                           Health and     Health and   Intrernational Intrernational
                                                                           ----------     -----------  -------------- --------------
                                                              Wexner        Science        Science       Charitable    Charitable
                                                              ------        -------        -------       ----------    ----------
                          Leslie H. Wexner   Bella Wexner   Foundation     Interests     Interests II   Interests II  Interests III
                          ----------------   ------------   ----------     ---------     ------------   ------------  -------------
Sole Power to Vote or to    62,403,000       15,697,514   3,343,353 (1)   2,000,000 (2)    350,000 (2)      -0-           -0-
direct vote

Shared Power to Vote or      5,693,353 (1)(2)       N/A         N/A             N/A            N/A          N/A           N/A
direct vote

Sole Power to dispose of    62,905,365 (3)   15,697,514   3,343,353 (1)   2,000,000 (2)    350,000 (2)      -0-           -0-
or to direct disposition

Shared Power to dispose      5,693,353 (1)(2)       N/A         N/A             N/A            N/A          N/A           N/A
or to direct disposition

                                                        Page 9 of 12 Pages

_________________

(1) Power to vote or direct the disposition of the 3,343,353 shares held by The Wexner Foundation may be deemed to be shared by Leslie H. Wexner, Jeffrey E. Epstein and Jeffrey J. Smith as the trustees of The Wexner Foundation. Leslie H. Wexner, Jeffrey E. Epstein and Jeffrey J. Smith disclaim beneficial ownership of the shares held by the Foundation.

(2) Power to vote or direct the disposition of the 2,350,000 shares held by Health and Science Interests and Health and Science Interests II may be deemed to be shared by Leslie H. Wexner as grantor and Jeffrey E. Epstein and as trustees thereof. Leslie H. Wexner and Jeffrey E. Epstein disclaim beneficial ownership of shares held by Health and Science Interests and Health and Science Interests II.

       The following information required by Item 2 is given with respect to Messrs. Epstein and Smith:

       (a)    Name:                             Jeffrey E. Epstein                            Jeffrey J. Smith
       (b)    Business Address:                 41 South High Street, Suite 3710,             41 South High Street, Suite 3710,
                                                Columbus, Ohio  43215                         Columbus, Ohio  43215
       (c)    Present Principal Occupation:     Financial Advisor                             Accountant
       (d) and (e)       Not applicable
       (f)    Citizenship:                      United States                                 United States


(3) Includes 502,365 shares held in The Limited, Inc. Savings and Retirement Plan for Mr. Wexner's account.

               (C) The following tables represent the transactions in the
                   Company's shares by the persons named herein since Amendment No. 12 to the Schedule 13D was filed on March 7, 1994.

                                                            Date      Amount of Securities   Price Per Share   TransactiEffected
                                                            ----      --------------------   ---------------   -----------------
1.  Transactions of Mr. Wexner:                           08/30/94         3,000,000               N/A         Gift Disposition
                                                          11/22/94         1,000,000               N/A         Gift Disposition
2.  Transactions of Mrs. Bella Wexner:                      None
3.  Transactions of The Wexner Foundation:                08/16/94           25,000                $19.375     Open market sale
                                                          08/16/94          125,000                $19.25      Open market sale
                                                          08/22/94           1,947                 N/A         Distribution to The
                                                                                                               Wexner Foundation
                                                                                                               Savings and
                                                                                                               Retirement Plan
                                                          08/31/94          200,000                $19.88      Open market sale
4.  Transactions of Health and Science Interests:           None
5.  Transactions of Health and Science Interests II:      11/22/94          150,000              $21.125       Open market sale
6.  Transactions of International Charitable
      Interests II:                                       08/30/94         1,500,000               N/A         Gift Acquisition
                                                          08/31/94         1,500,000             $19.88        Open market sale
                                                          11/22/94         1,000,000               N/A         Gift Acquisition
                                                          11/22/94         1,000,000             $21.125       Open market sale
7.  Transactions of International Charitable
      Interests III:                                      08/30/94         1,500,000               N/A         Gift Acquisition
                                                          08/31/94         1,500,000             $19.88        Open market sale





                              Page 10 of 12 Pages

      (D) No other person is presently known by the persons making this report to have the right to receive or the power to direct the receipt of dividends, or the proceeds, from the sale of the securities mentioned in this report.

      (E) On August 31, 1994 International Charitable Interests III ceased to be a beneficial owner of the class of securities of The Limited, Inc. On November 22, 1994 International Charitable Interests II ceased to be a beneficial owner of the class of securities of The Limited, Inc.

ITEM 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer. See Note (2) to Item 5.





                              Page 11 of 12 Pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 22, 1994

                                        /s/ Leslie H. Wexner
                                        ------------------------------
                                        Leslie H. Wexner


                                        THE WEXNER FOUNDATION

                                        By:/s/ Leslie H. Wexner
                                           ---------------------------
                                           Leslie H. Wexner, President

                                        /s/ Bella Wexner
                                        ------------------------------
                                        Bella Wexner

                                        HEALTH AND SCIENCE INTERESTS

                                        By:/s/ Jeffrey E. Epstein
                                           ---------------------------
                                           Jeffrey E. Epstein, Trustee


                                        HEALTH AND SCIENCE INTERESTS II

                                        By:/s/ Jeffrey E. Epstein
                                           ---------------------------
                                           Jeffrey E. Epstein, Trustee


                                        INTERNATIONAL CHARITABLE INTERESTS II

                                        By:/s/ Jeffrey E. Epstein
                                           ---------------------------
                                           Jeffrey E. Epstein, Trustee


                                        INTERNATIONAL CHARITABLE INTERESTS III

                                        By:/s/ Jeffrey E. Epstein
                                           ---------------------------
                                           Jeffrey E. Epstein, Trustee